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                                                                  Exhibit 99.2

                                  CYTOVIA, INC.

                             STOCK OPTION AGREEMENT
                          (1998 EQUITY INCENTIVE PLAN)

         Pursuant to the Grant Notice and this Stock Option Agreement, Cytovia, Inc. (the "Company") has granted you an option to purchase the number of shares of the Company's common stock ("Common Stock") indicated in the Grant Notice at the exercise price indicated in the Grant Notice.

         Your option is granted in connection with and in furtherance of the Company's compensatory benefit plan for the Company's employees (including officers), directors or consultants, and is intended to comply with the provisions of (i) Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and (ii)
Section 25102(o) of the California Corporations Code. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

         The details of your option are as follows:

         1. VESTING. Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

         2. METHOD OF PAYMENT. Payment of the exercise price by cash or check is due in full upon exercise of all or any part of your option, provided that you may elect, from and after the date the Common Stock is publicly traded and to the extent permitted by applicable law and the Grant Notice, to make payment of the exercise price pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

         3. WHOLE SHARES. Your option may only be exercised for whole shares.

         4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

         5. TERM. The term of your option commences on the Date of Grant and expires upon the earliest of:

                  (a)   the Expiration Date indicated in the Grant Notice;

                  (b)   the tenth (10th) anniversary of the Date of Grant;


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                  (c)   eighteen (18) months after your death, if you die
during, or within three (3) months after the termination of your Continuous Service;

                  (d) twelve (12) months after the termination of your Continuous Service due to disability;

                  (e)   the termination of your Continuous Service for cause; or

                  (f) three (3) months after the termination of your Continuous Service for any other reason, provided that if during any part of such three (3) months period the option is not exercisable solely because of the condition set forth in paragraph 4 (Securities Law Compliance), in which event the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Service.

         To obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the grant date of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company, except in the event of your death or permanent and total disability. The Company cannot guarantee that your option will be treated as an "incentive stock option" if you exercise your option more than three (3) months after the date your employment with the Company terminates.

         6.       EXERCISE.

                  (a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in the form attached to your Grant Notice) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

                  (b)   By exercising your option you agree that:

                           (i)   as a condition to any exercise of your
option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise;

                           (ii)  you will notify the Company in writing
within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of an incentive stock option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option; and

                           (iii) the Company (or a representative of the
underwriters) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Act, require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed one


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hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters. You further agree that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

         7. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

         8. RIGHT OF FIRST REFUSAL/RIGHT OF REPURCHASE. Vested shares that are received upon exercise of your option are subject to any right of first refusal that may be described in the Company's bylaws in effect at such time the Company elects to exercise its right. The Company's right of first refusal shall expire on the date of the first registration of an equity security of the Company under
Section 12 of the Exchange Act. In addition, to the extent provided in the Company's bylaws as amended from time to time, the Company shall have the right to repurchase all or any part of the shares received pursuant to the exercise of your option.

         9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment contract and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in your option shall obligate the Company, its shareholders, board of directors, officers or employees to continue any relationship which you might have as a director or consultant for the Company.

         10. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

         11. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.


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